INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 14th day of March, 2019

BETWEEN:

FLORA GROWTH CORP., a body corporate duly incorporated under the laws of the Province of Ontario

(hereinafter called the “Company”)
        OF THE FIRST PART

AND:

DAMIAN LOPEZ CONSULTING PROFESSIONAL CORPORATION, through the person of Damian Lopez, an individual with an address of [personal information redacted]

(hereinafter called the “Consultant”)

         OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide legal consulting services to the Company in the capacity of President and Chief Executive Officer. The Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors of the Company acting reasonably and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the Board of Directors, as an independent contractor.

2. The term of this Agreement shall be from the date hereof and shall continue until terminated in accordance with the termination provisions herein.

3. The base fee (the “Base Fees”) for the Consultant’s services hereunder shall be at the rate of CAD$12,500.00 per month, plus applicable goods and services tax, payable in equal monthly amounts in advance on the first business day of each calendar month. The amount of the Base Fees are to be reviewed by the Board of Directors and the Consultant at least on or before every twelve (12) month anniversary of the execution of this Agreement. The Consultant shall be entitled to receive additional discretionary bonuses as the Board of Directors may from time to time determine. In addition, the Consultant shall be entitled to enroll in a health and benefits plan, the expense of which shall be reimbursed to the Consultant by the Company.

4. The Consultant shall be entitled to participate in the stock option plan of the Company and any grants shall be priced in accordance with the Stock Option Plan and shall remain subject to receipt of all applicable stock exchange and regulatory approvals.

5. The Consultant shall be responsible for:

a.	the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;
b.	maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and
c.
obtaining all necessary licenses and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

6. The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

7. During the term of this Agreement, the Consultant shall provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request.

8. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred in connection with the duties hereunder.  For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the services performed and expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

9. The Consultant shall not, either during the continuance of this contract or at any time for a period two (2) years thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries.

10. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

11. This Agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing.  Just cause shall be defined to include, but is not limited to the following:

a.	Dishonesty or fraud;
b.	Theft;
c.	Breach of fiduciary duties;
d.	Being guilty of bribery or attempted bribery; or
e.	Gross mismanagement.

   In the event this Agreement is terminated for just cause, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company.

12. Other than in the context of a Change in Control (as defined herein), the Company may terminate this Agreement without cause by making a lump sum payment to the Consultant that is equivalent to 36 months’ Base Fees payable to the Consultant within thirty (30) days of the termination date.

13. In the event that there is a Change in Control of the Company, either the Company or the Consultant shall have one year from the date of such Change in Control to elect to have the Consultant’s appointment terminated. In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to the Consultant that is equivalent to 36 months’ Base Fees plus an amount that is equivalent to all cash bonuses paid to the Consultant in the 36 months’ prior to the Change in Control.  Following a Change in Control all stock options granted to the Consultant shall be dealt with in accordance with the terms of the Company’s stock option plan however all stock options granted to the Consultant, but not yet vested, shall vest immediately.  Similarly, following a Change in Control, all shares granted to the Consultant under the Company’s share compensation plan, but not yet vested, shall vest immediately.

As used herein, “Change in Control” shall be defined as the occurrence of any one or more of the following events:

(1)
the acquisition, directly or indirectly, by any person (person being defined as an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Canada Business Corporations Act) or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, Ontario of: (A) shares or rights or options to acquire shares of the Company or securities which are convertible into shares of the Company or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 25% or more of the votes entitled to be cast at a meeting of the shareholders of the Company; (B) shares or rights or options to acquire shares, or their equivalent, of any material subsidiary of the Company or securities which are convertible into shares of the material subsidiary or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 25% or more of the votes entitled to be cast a meeting of the shareholders of the material subsidiary; or (C) more than 25% of the material assets of the Company, including the acquisition of more than 25% of the material assets of any material subsidiary of the Company; or

(2)
as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Company for election to the Company’s board of directors do not constitute a majority of the Company’s board of directors.

Notwithstanding anything herein, a Change in Control shall not be deemed to have occurred if any of the events referred to in paragraphs 13(1) and 13(2) occurs as a result of a consolidation, merger, amalgamation, arrangement or other reorganization between the Company and any Forbes Group Company.

             As used herein, a “Forbes Group Company” is

(1)	any entity that has entered into a shared costs services agreement with 2227929 Ontario Inc. more than 90 days prior to the occurrence of such Change in Control; or
(2)	any entity that
a.	does not have its shares, units or other equity listed on a public securities exchange; and
b.
has, for more than 90 days prior to the occurrence of such Change in Control, more than 25% of its shares, units or other equity held collectively by Forbes & Manhattan, Inc. (including any of its affiliates as defined pursuant to the Canada Business Corporations Act) or any director, officer or shareholder of Forbes & Manhattan, Inc.

14. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

15. The Company shall indemnify and hold the Consultant harmless to the fullest extent allowed by the law from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever the Consultant may suffer by reason of the fact that the Consultant is or was a consultant, officer, employee or agent of the Company or any subsidiary of the Company, or by reason of any act done or not done by the Consultant in any such capacity or capacities, provided that the Consultant acted in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company and its subsidiaries.

16. It is expressly agreed, represented and understood that the parties hereto have entered into an arms-length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company.  Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.  Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

17. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company.  Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing.  Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof.  Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing.  Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

18. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company.  For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

19. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

20. Every provision of this Agreement is intended to be serverable.  If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

21. This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein.  For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

22. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

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IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

FLORA GROWTH CORP.

Per: “Deborah Battiston”
 Authorized Signing Officer

DAMIAN LOPEZ CONSULTING PROFESSIONAL CORPORATION

Per: “Damian Lopez”
 Authorized Signing Officer